As filed with the Securities and Exchange Commission on February 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESOURCE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	80-0854717
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1845 Walnut Street, 17th Floor

Philadelphia, PA 19103

(Address of Principal Executive Offices)

Resource REIT, Inc. 2020 Long-Term Incentive Plan

(Full title of the Plan)

Alan F. Feldman

Chief Executive Officer and President

Resource REIT, Inc.

1845 Walnut Street, 17th Floor

Philadelphia, PA 19103

(Name and address of agent for service)

(215) 231-7050

(Telephone number, including area code, of agent for service)

With copies to:

Robert H. Bergdolt

Laura K. Sirianni

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, NC 27612

(919) 786-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered (1)	Proposed maximum offering price per share/ obligation (2)(3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share, to be issued under the Resource REIT, Inc. 2020 Long-Term Incentive Plan	3,500,000 shares	$9.08	$31,780,000	$3,468

(1)   Represents 3,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of Resource REIT, Inc. (the “Registrant”) available for future issuance in accordance with the Resource REIT, Inc. 2020 Long-Term Incentive Plan, as amended; and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminate number of shares of Common Stock which may be offered or issued by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)   There is no established market for the Registrant’s shares of common stock. On March 19, 2020, the board of directors of the Registrant approved an estimated value per share of the Registrant’s common stock of $9.08, which is the most recently approved estimated value per share prior to filing this Registration Statement.

(3) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed by Resource REIT, Inc. (the “Registrant”), to register 3,500,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Resource REIT, Inc. 2020 Long-Term Incentive Plan.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Shelle Weisbaum, Secretary of the Company, at the address and telephone number on the cover of this Registration Statement.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 20, 2020.

(b)

The information specifically incorporated by reference into the Annual Report on Form  10-K for the year ended December 31, 2019 from the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2020;

(c)

The Registrant’s Quarterly Reports on Form 10-Q (i) for the quarterly period ended March 31, 2020 filed with the Commission on May 11, 2020, (ii) for the quarterly period ended June 30, 2020 filed with the Commission on August 7, 2020 and (iii) for the quarterly period ended September 30, 2020 filed with the Commission on November 10, 2020.

(d)

The Registrant’s Current Reports on Form 8-K filed with the Commission on February  19, 2020, March  16, 2020, July  16, 2020, September  9, 2020, September  11, 2020, September 18, 2020, October  23, 2020, December 21, 2020, January  29, 2021, February 5, 2021 and February 10, 2021.

(e)

The description of the Registrant’s common stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 20, 2020.

The following documents which have been filed with the Commission are incorporated herein by reference:

(a)

The Annual Report on Form 10-K for the fiscal year ended December 31, 2019 of Resource Real Estate Opportunity REIT, Inc. (“REIT I”), filed with the Commission on March 20, 2020. The Registrant acquired REIT I by merger on January  28, 2021. The merger will be treated as an asset acquisition under GAAP with REIT I as the acquirer.

(b)

The Annual Report on Form 10-K for the fiscal year ended December 31, 2019 of Resource Apartment REIT III, Inc. (“REIT III”), filed with the Commission on March 20, 2020. The Registrant acquired REIT III by merger on January  28, 2021.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to the significant conditions set forth below, the Registrant has included in its charter a provision limiting the liability of its directors and officers to the Registrant and its stockholders for money damages. In addition to the limitations set forth below, under Maryland law such exculpation is not permitted for any liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Subject to the significant conditions set forth below, the charter also provides that the Registrant shall indemnify a director, officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them (other than when sued by or in right of the Registrant) in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Registrant in such capacity.

Under the Registrant’s charter, the Registrant shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it exculpate an Indemnitee, unless all of the following conditions are met: (i) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Registrant; (ii) the Indemnitee was acting on behalf of or performing services for the Registrant; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Registrant’s net assets and not from its common stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Registrant for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the Registrant were offered or sold as to indemnification for violations of securities laws.

The charter provides that the advancement of Registrant funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Registrant; (ii) the legal action is initiated by a third party who is not a common stockholder or the legal action is initiated by a common stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnitee undertakes to repay the advanced funds to the Registrant, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.

It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Registrant has entered into indemnification agreements with each of its current independent directors. Under each indemnification agreement, the Registrant agreed, among other things, to indemnify each independent director under the circumstances and to the extent provided for therein, to the maximum extent permitted by Maryland law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director in any action or proceeding arising out of the person’s services as a director. The indemnification agreement also provides for the advancement of expenses relating to the indemnification obligations. The Registrant has also purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Registrant, whether or not the Registrant is required or has the power to indemnify them against the same liability.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to Resource Real Estate Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 (No. 333-184476) filed December 20, 2013

4.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 (No. 333-184476) filed October 17, 2012

5.1	Opinion of DLA Piper LLP (US)*

10.1	Resource REIT, Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed January 29, 2021)

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm, regarding Resource REIT, Inc.*

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm, regarding Resource Real Estate Opportunity REIT, Inc.*

23.3	Consent of Grant Thornton LLP, independent registered public accounting firm, regarding Resource Apartment REIT III, Inc.*

23.4	Consent of DLA Piper LLP (US) (contained in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)

99.1	Consent of Duff & Phelps*

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Resource REIT, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 10th day of February, 2021.

Resource REIT, Inc.

By:	/s/ Alan F. Feldman
Alan F. Feldman, Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Resource REIT, Inc., hereby severally constitute Alan F. Feldman, Thomas C. Elliott, and Steven R. Saltzman, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable Resource REIT, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Alan F. Feldman	Chief Executive Officer, President and Director (Principal Executive Officer)	February 10, 2021
Alan F. Feldman

/s/ Thomas C. Elliott	Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial Officer)	February 10, 2021
Thomas C. Elliott

/s/ Steven R. Saltzman	Chief Accounting Officer and Vice President (Principal Accounting Officer)	February 10, 2021
Steven R. Saltzman

/s/ Robert C. Lieber Robert C. Lieber	Director	February 10, 2021

/s/ Gary Lichtenstein Gary Lichtenstein	Director	February 10, 2021

/s/ Thomas J. Ikeler Thomas J. Ikeler	Director	February 10, 2021

/s/ Andrew Ceitlin Andrew Ceitlin	Director	February 10, 2021

/s/ Lee Shlifer Lee Shlifer	Director	February 10, 2021